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                     October 12, 2021

       Paul Miceli
       Chief Financial Officer
       Ladder Capital Corp
       345 Park Avenue
       New York, NY 10154

                                                        Re: Ladder Capital Corp
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 26,
2021
                                                            File No. 001-36299

       Dear Mr. Miceli:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction